Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to registration statement on Form S-11 of our reports dated October 7, 2010, and June 1, 2012, on our audits of the financial statements of Cyrus Networks, LLC, for the years ended December 31, 2009, 2008 and 2007. We also consent to the references made to our firm under the caption “Experts”.

/s/ BKD, LLP

Houston, Texas

December 12, 2012